Exhibit 99.1

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Travis Wachter	+ 1 (202) 295-4212
+ 1 (202) 295-4217	investor.relations@cogentco.com
twachter@cogentco.com

Cogent Communications Launches Notes Offering

WASHINGTON, D.C. April 1, 2014 — Today, Cogent Communications Group, Inc. (“Cogent Communications”) announced that Cogent Communications Finance, Inc., a newly formed financing subsidiary of Cogent Communications, intends to commence an offering of $200 million of senior unsecured notes due 2021 (the “Notes”) for issuance in a private placement not registered under the Securities Act of 1933, as amended (the “Act”).  The offering is expected to close into escrow subject to customary closing conditions.  If the offering is consummated, Cogent expects to use the proceeds from the offering, if released from escrow, for general corporate purposes.  There can be no assurance that the issuance and sale of the Notes will be consummated.

The information in this release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes. The Notes offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Cogent Communications

Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP, consistently ranked as one of the top five Internet backbone networks in the world.  Cogent specializes in providing businesses with high speed Internet access, Ethernet transport and colocation services.  Cogent’s facilities-based, all-optical IP network provides services in over 180 markets globally.

Since its inception, Cogent has unleashed the benefits of IP technology, building one of the largest and highest capacity IP networks in the world.  This network enables Cogent to offer large bandwidth connections at highly competitive prices.  Cogent also offers superior customer support by virtue of its end-to-end control of service delivery and network monitoring.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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